                                                                       EXHIBIT 2

                                VOTING AGREEMENT


         This VOTING AGREEMENT ("Agreement"), dated as of February 21, 2001 by and among RFI Acquisition, Inc., a Delaware corporation ("Merger Sub") and Paul Edward Schenk, Jr. ("Stockholder").


                                    RECITALS

         Merger Sub, Rymer Foods Incorporated, a Delaware corporation (the "Company") and FLP Holdings III LLC ("Parent") propose to enter into an Agreement and Plan of Merger (as the same may be amended supplemented, modified or extended from time to time, the "Merger Agreement") providing for the merger of Merger Sub and the Company upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

         Stockholder is the record and beneficial owner of an aggregate of Two Hundred and Fifty-Eight Thousand (258,000) shares (the "Existing Shares") of the Company's $0.04 par value common stock (the "Company Common Stock") (and, together with any shares of Company Common Stock acquired by Stockholder after the date hereof, whether upon the exercise of warrants, options or rights, the conversion or exchange of any Existing Shares or convertible or exchangeable securities or by means of purchase, dividend, distribution or otherwise, the "Subject Shares").

         As an inducement and a condition to entering into the Merger Agreement, Merger Sub has required that Stockholder agree, and Stockholder has agreed, to enter into this Agreement.

         Stockholder and Merger Sub desire to set forth their agreement with respect to the voting of the Subject Shares in connection with the Merger Agreement, the Merger and the other transactions contemplated hereby and thereby (collectively, the "Transactions") upon the terms and subject to the conditions set forth herein.


                                    AGREEMENT

         To implement the foregoing and in consideration of the mutual agreements contained herein and for other good consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Covenants of Stockholder. Until the termination of this Agreement in accordance with Section 6, Stockholder covenants and agrees with Merger Sub as follows:

                  (a) Agreement to Vote. At any meeting of stockholders of the Company called for the approval of the Transactions or any Third Party Transaction, however called, or at any adjournment or postponement thereof, or in connection with any written consent of the holders of shares of Company Common Stock, or in any other circumstances in which Stockholder is entitled to vote, consent or give any other approval with respect to the Transactions or any Third Party Transaction, Stockholder shall vote (or cause to be voted) the Subject Shares at the sole discretion and direction of Merger Sub with respect to adoption and approval of the Transactions or any Third Party Transaction and the approval of the terms thereof and each of the other actions contemplated by this Agreement, the Transactions or any Third Party Transaction and any amendments hereto or thereto.

         At any meeting of stockholders of the Company, however called, or at any adjournment thereof, or in connection with any written consent of the holders of shares of Company Common Stock or in any other circumstances in which Stockholder is entitled to vote, consent or give any other approval, Stockholder shall vote (or cause to be voted) the Subject Shares against the following actions:

                  (i) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder hereunder; or

                  (ii) any action or agreement that could reasonably be expected to impede, interfere with, prevent, materially delay, nullify, materially postpone or attempt to discourage the Merger and/or the other Transactions, including, but not limited to: (A) the adoption by the Company of a proposal regarding (1) the acquisition of the Company by merger, tender offer or otherwise by any person other than Merger Sub or any designee thereof (a "Third Party"), or any other merger, combination or similar transaction with any Third Party; (2) the acquisition by a Third Party of 5% or more of the assets of the Company and its subsidiaries, taken as a whole (whether by the acquisition of assets or securities of, or any merger, consolidation or other business combination involving, the Company or any of its subsidiaries); (3) the acquisition by a Third Party of 5% or more of the outstanding shares of Company Common Stock, or (4) the repurchase by the Company and/or any of its subsidiaries of 5% or more of the outstanding shares of Company Common Stock; (B) any amendment of the Company's Certificate of Incorporation or By-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction could in any manner reasonably be expected to impede, interfere with, prevent, materially delay, nullify, materially postpone or attempt to discourage the Merger and/or the other Transactions, or change in any manner the rights and privileges, including, without limitation, voting rights of any class of the Company's capital stock;
         (C) any change in the management or board of directors of the Company that could in any manner reasonably be expected to impede, interfere with, prevent, materially delay, nullify, materially postpone or attempt to discourage the Merger and/or the

         Transactions; (D) any material change in the present capitalization (other than pursuant to the Contribution Agreement) or dividend policy of the Company; or (E) any other material change in the Company's corporate structure or business. Stockholder, in his, her or its capacity as a stockholder of the Company, further agree not to commit or agree to take any action inconsistent with the foregoing agreements.

The Stockholder agrees to be present (in person or by proxy) or to cause the holder of record on the applicable record date (the "Record Holder") to be present (in person or by proxy) at all meetings of stockholders of the Company called to vote on any matter contemplated by this Agreement so that all of the shares of Company Common Stock then owned of record or beneficially by the Stockholder will be counted for the purpose of determining the presence of a quorum at such meetings, and to vote or cause the Record Holder to vote all such shares in the manner required by this Agreement.

                  (b) PROXIES. AS SECURITY FOR THE AGREEMENTS OF THE STOCKHOLDER PROVIDED FOR HEREIN, THE STOCKHOLDER HEREBY GRANTS TO MERGER SUB AN IRREVOCABLE PROXY TO VOTE THE SUBJECT SHARES AS INDICATED IN SECTION 1(a) ABOVE. THE STOCKHOLDER AGREES THAT THIS PROXY SHALL BE IRREVOCABLE DURING THE TERM OF THIS AGREEMENT AND COUPLED WITH AN INTEREST AND EACH OF THE STOCKHOLDER AND MERGER SUB WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE STOCKHOLDER HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE SUBJECT SHARES.

                  (c) Transfer Restrictions. Stockholder agrees not to (i) sell, transfer, tender pursuant to a tender offer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of Stockholder) (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of any of the Subject Shares other than pursuant to the terms hereof, (ii) enter into any voting arrangement or understanding with respect to the Subject Shares, whether by proxy, voting agreement or otherwise, or (iii) take any action that could reasonably be expected to make Stockholder's representations or warranties contained herein untrue or incorrect or could reasonably be expected to have the effect of preventing or disabling Stockholder from performing any of his, her or its obligations hereunder. Notwithstanding anything contained herein to the contrary, the restrictions contained in this
Section 1(c) shall not apply with respect to any Transfer of Subject Shares by Stockholder pursuant to applicable laws of descent and distribution; provided, that such proposed transferee must agree to take such Subject Shares subject to and to be fully bound by the terms of this Agreement applicable to such Subject Shares by executing a joinder to this Agreement substantially in the form attached hereto as EXHIBIT A and delivering such executed joinder to the Secretary of Merger Sub as soon as reasonably possible after such Transfer.

                  (d) Stop Transfer. Stockholder hereby authorizes and requests the Company and its counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting of the Subject Shares). Stockholder agrees with, and covenants to, Merger Sub that Stockholder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such Transfer is made in compliance with this Agreement and the Merger Agreement. In the event of a stock dividend or distribution, or any change in the shares of Company Common Stock by reason of any stock dividend or distribution, or any change in the shares of Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject Shares may be changed or exchanged. Stockholder shall be entitled to receive and retain any cash dividend paid by the Company during the term of this Agreement until the Subject Shares are canceled in the Merger.

                  (e) Appraisal Rights. THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS WHICH STOCKHOLDER MAY HAVE AS TO APPRAISAL, DISSENT OR ANY SIMILAR OR RELATED MATTER WITH RESPECT TO THE MERGER OR THE OTHER TRANSACTIONS.

         2. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Merger Sub as of the date hereof as follows:

                  (a) Organization; Authority; Enforceability. If Stockholder is a corporation, partnership, limited liability company or other entity, (i) Stockholder is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, and (ii) the execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby have been duly and validly authorized by its board of directors, members or partners (as the case may be) and no other action or proceedings on the part of Stockholder is necessary to authorize the execution and delivery by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby. Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Stockholder, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

                  (b) No Conflict. The execution and delivery of this Agreement by Stockholder does not, and the consummation by Stockholder of the transactions contemplated hereby will not, (i) violate any Law applicable to Stockholder (and, if Stockholder is a corporation, partnership, limited liability company or other entity, conflict with or violate the organizational documents of Stockholder), (ii) prevent or materially delay the consummation of the Merger or the other Transactions, or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party, except for any such breaches or defaults which would not materially impair the ability of Stockholder to consummate the transactions contemplated hereby.

                  (c) Required Filings and Consents. The execution and delivery of this Agreement by Stockholder does not, and the consummation by Stockholder of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except for applicable requirements, if any, of the 1933 Act, the 1934 Act, Blue Sky Laws, the rules of any applicable exchange, state takeover laws, the pre-merger notification requirements of the HSR Act, and filings and recordation of appropriate merger documents as required by the Delaware General Corporation Law or any other applicable law or regulation.

                  (d) Shares. The Existing Shares of Stockholder are, and the Subject Shares of Stockholder as of the Effective Time will be, owned beneficially and of record by Stockholder. The Existing Shares and all warrants, options or other rights to acquire any shares of Company Common Stock (including the applicable exercise price) owned, of record or beneficially, by Stockholder are described on Schedule 2(c) attached hereto. The Existing Shares of Stockholder constitute all of the shares of Company Common Stock owned of record or beneficially by Stockholder as of the date hereof. All of the Existing Shares of Stockholder are issued and outstanding and except as set forth on Schedule 2(c) attached hereto, Stockholder does not own, of record or beneficially, any warrants, options or other rights to acquire any shares of Company Common Stock. Stockholder has with respect to the Existing Shares, and will have at the Effective Time with respect to the Subject Shares, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power to demand appraisal rights (to the extent such rights are available) and sole power to agree to all of the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights, subject only to applicable federal securities laws and the terms of this Agreement. Stockholder has good and valid title to the Existing Shares of Stockholder and at all times during the term hereof and on the Effective Time will have good and valid title to the Subject Shares of Stockholder, in each case, free and clear of all Liens.

                  (e) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

         3. Representations and Warranties of Merger Sub. Merger Sub hereby represents and warrants to Stockholder as of the date hereof as follows:

                  (a) Organization. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) Authorization; Enforceability. Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors and no other corporate action or proceedings on the part of Merger Sub is necessary to authorize the execution and delivery by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Merger Sub, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

                  (c) No Conflict. The execution and delivery of this Agreement by Merger Sub does not, and the consummation by Merger Sub of the transactions contemplated hereby will not (i) conflict with or violate the charter documents, By-laws or other organizational documents of Merger Sub, (ii) conflict with or violate any Law applicable to Merger Sub, or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any property or asset of Merger Sub is bound or affected, except for any such breaches or defaults which would not materially impair the ability of Merger Sub to consummate the transactions contemplated hereby.

                  (d) Required Filings and Consents. The execution and delivery of this Agreement by Merger Sub does not, and the consummation by Merger Sub of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administration, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the 1933 Act, the 1934 Act, Blue Sky Laws, the rules of any applicable stock exchange, state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the Delaware General Corporation Law or any other applicable state law, and (ii) where the failure to obtain such other consents, approvals, authorizations, or permits, or to make such filings or notifications would not materially impair the ability of Merger Sub to consummate the transactions contemplated hereby.

          4. Further Assurances. From time to time prior to the Effective Time, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement.




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


         5. Additional Covenants of Stockholder.

                  (a) Filings. Stockholder shall furnish to Merger Sub all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including, without limitation, all information required to be included in the Proxy Statement and a Schedule 13D filing) in connection with the transactions contemplated by the Merger Agreement.

                  (b) Confidentiality. Stockholder shall, and shall use his, her or its reasonable best efforts to cause Stockholder's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, as applicable, to, keep confidential and not disclose to any other person or use for its own benefit or the benefit of any other person, any trade secrets or other confidential proprietary information in its or their possession or control regarding Merger Sub, Parent, or any of their respective affiliates. The obligation of Stockholder under this Section 5(b) shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 5(b); or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or Governmental Authority; provided, however, that, in any such case, Stockholder shall notify Merger Sub as early as reasonably practicable prior to disclosure to allow Merger Sub to take appropriate measures to preserve the confidentiality of such information.

                  (c) Public Announcements. Stockholder shall consult with Merger Sub before issuing (and give Merger Sub a reasonable opportunity to comment on) any press release or otherwise making any public statements with respect to this Agreement, the Merger Agreement or any of the other Transactions. Prior to the Closing, Stockholder shall not issue any such press release or make any such public statement without the prior consent of Merger Sub, except as may be required by Law and, in such case, shall use reasonable efforts to consult with Merger Sub prior to such release or statement being issued.

                  (d) Option to Purchase Subject Shares. Stockholder hereby grants to Merger Sub an irrevocable option (the "Option") to purchase all of the Subject Shares at a price per share equal to the Merger Consideration (subject to adjustment as set forth in the Merger Agreement, the "Exercise Price"). The Option shall be exercisable by written notice to Stockholder, accompanied by payment in cash or certified check of the Exercise Price at any time prior to the termination of this Agreement. Once exercised, Stockholder shall promptly deliver the Subject Shares to Merger Sub, duly endorsed for transfer and accompanied by stock powers executed in blank.

         6. Termination. This Agreement (other than Sections 4, 5(b), 5(c) and 7 hereof, which shall survive the termination of this Agreement) shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest to occur of (a) the Effective Time, (b) termination of the Merger Agreement pursuant to
Section 8.01(a), (c), (d), (e) or (i) thereof, or (c) 180 days following the termination of the Merger Agreement pursuant to any other provision contained in
Section 8.01 thereof. Nothing in this Section 6 shall relieve any party of liability for breach of this Agreement.

         7. Fees and Expenses. Except as otherwise provided in this Section 7, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party incurring such expenses.

         8. General Provisions.

                  (a) Amendment. This Agreement may not be amended except by an instrument in writing signed by the party to be charged therewith.

                  (b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

                           (i) if to Merger Sub:

                           Robert J. Pachmayer, President
                           RFI Acquisition, Inc.
                           1301 W. 22nd Street, Suite 615
                           Oak Brook, Illinois  60523

                           with a copy (which shall not constitute  notice) to:

                           Alexander P. Fraser
                           Michael Best & Freidrich LLP
                           100 East Wisconsin Avenue
                           Milwaukee, Wisconsin  53202

                           (ii) if to Stockholder, to:

                           Paul Edward Schenk, Jr.
                           3480 Clubview Drive
                           North Fort Meyers, Florida  33917

                           with a copy (which shall not constitute notice) to:



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

                  ----------------

                  ----------------

                  ----------------


                  (c) Interpretation. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 21, 2001.

                  (d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  (e) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  (f) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

                   (g) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in Merger Sub's sole discretion, any or all of its respective rights, interests and obligations hereunder to any affiliate of Merger Sub (including Parent). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.

                  (h) Enforcement; Governing Law; Waiver of Jury Trial.

                           (i) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                           (ii) The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.




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


         IN WITNESS WHEREOF, Merger Sub and Stockholder have caused this Agreement to be executed as of the date first written above.


                                   STOCKHOLDER

                                   /s/ Paul Edward Schenk, Jr.
                                   ---------------------------
                                   Paul Edward Schenk, Jr.




                                   MERGER SUB

                                   RFI Acquisition, Inc.

                                   /s/ Robert J. Pachmayer
                                   ---------------------------------------------


                                   By:      Robert J. Pachmayer
                                            ------------------------------------
                                   Its:     President
                                            ------------------------------------




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



                                  SCHEDULE 2(c)


Existing Shares           Options/Warrants
Owned by                  Owned by                   Exercise Price of
Stockholder               Stockholder                Options/Warrants
-----------               -----------                ----------------
  258,000                     0                            N/A

                                                                       EXHIBIT A

                               FORM OF JOINDER TO
                                VOTING AGREEMENT


                  THIS JOINDER TO VOTING AGREEMENT ("Joinder"), dated as of
February     , 2001 (the "Agreement") by and among [NEWCO], a Delaware
corporation ("Merger Sub") and                       ("Stockholder"), is made
and entered into as of         by and between Merger Sub and
                                ("Holder"). Capitalized terms used herein but
not otherwise defined shall have the meanings set forth in the Agreement.

                  WHEREAS, Holder has acquired certain Subject Shares and the Agreement and Merger Sub require Holder, as a holder of such Subject Shares, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

                  1. Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a part of Stockholder for all purposes thereof. In addition, Holder hereby agrees that all shares of Company Common Stock held by Holder shall be deemed Subject Shares for all purposes of the Agreement.

                  2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by Merger Sub and its successors, heirs and assigns and Holder and any subsequent holders of Subject Shares and the respective successors, heirs and assigns of each of them, so long as they hold any Subject Shares.

                  3. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                  4. Notices. For purposes of Section 9(b) of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

                                    [NAME]
                                    [ADDRESS]
                                    [FACSIMILE NUMBER]

                  5. Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any rules, principles or provisions of choice of law or conflict of laws.

                  6. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

                  IN WITNESS WHEREOF, the parties hereto have executed this Joinder to Voting Agreement as of the date first above written.


                                             [NEWCO]



                                             By:
                                                 -------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------

                                             [HOLDER]



                                             By:
                                                 -------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------






                                       8